UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 27, 2026

Date of Report (Date of earliest event reported)

ETON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38738	37-1858472
(State of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification Number)

21925 W. Field Parkway, Suite 235
Deer Park, Illinois 60010-7208
(Address of principal executive offices) (Zip code)

(847) 787-7361
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ETON	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01: Entry into a Material Definite Agreement

On February 27, 2026, Eton Pharmaceuticals, Inc. (“Eton” or the “Company”) entered into a licensing agreement and acquired the U.S. rights to HEMANGEOL® (propranolol) oral solution from Pierre Fabre Medicament Sas (“Licensor”). HEMANGEOL® is an Orphan Drug indicated for the treatment of proliferating infantile hemangioma requiring systemic therapy.

Under the terms of the Licensing Agreement, the Company will pay Licensor $14.0 million upfront and an 8% royalty on net sales for the duration of the product’s patent protected life. The Company will also purchase approximately $1.5 million of inventory at closing and an estimated $0.7 million of inventory in May 2026. The transaction was financed by the Company’s cash on hand and is expected to be accretive to 2026 earnings. The transaction includes transition services whereby Licensor will continue to distribute the product in the United States until April 30, 2026. The Company will commercialize the product within the United States after the transition services period. According to IQVIA data, 2025 sales of HEMANGEOL were $11.7 million.

A copy of the press release announcing the transaction dated March 2, 2026 is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.01: Completion of Acquisition or Disposition of Assets

As disclosed in Item 1.01, on February 27, 2026, the Company entered into a licensing agreement and acquired the U.S. rights to HEMANGEOL® (propranolol) oral solution with Licensor. The information in Item 1.01 is hereby incorporated by reference into this Item 2.01.

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Item 9.01: Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release dated March 2, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2026	By:	/s/ James R. Gruber
James R. Gruber
Chief Financial Officer and Secretary
(Principal Financial Officer)

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